EXHIBIT 10.16

PLUMTREE SOFTWARE, INC.

2004 EMPLOYEE BONUS PLAN

1. EFFECTIVE DATE; PURPOSE OF THE PLAN

     1.1 Effective Date. Plumtree Software, Inc. and its wholly-owned subsidiaries (the “Company”) adopted the 2004 Employee Bonus Plan (the “Plan”) effective as of January 1, 2004.

     1.2 Purpose. The purpose of the Plan is to increase stockholder value and promote the success of the Company by ensuring that the efforts of key employees are aligned with Company strategy and vision. By providing incentive compensation for key employees, the Plan will enable the Company to attract, retain and reward critical skills and high performing employees, thereby leveraging and sustaining the Company’s competitive advantages.

2. ADMINISTRATION OF THE PLAN

     2.1 Administrator. The Plan will be administered by the Company’s Board of Directors (the “Board,” and the “Plan Administrator”); provided, however, that the Board may delegate to any officer or officers of the Company the responsibility (in whole or in part) for Plan administration.

     2.2 Powers of the Administrator. The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan will be made by the Plan Administrator. The Plan Administrator will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (1) determine which employees will be granted bonuses, (2) prescribe the terms and conditions of bonuses, (3) interpret the Plan and the bonuses, (4) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (5) interpret, amend or revoke any such rules. Decisions of the Plan Administrator will be final and binding on all parties who have an interest in the Plan.

     2.3 Modification, Suspension and Termination. The Company reserves the right to modify, amend, suspend or terminate the Plan at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of any participant, alter or impair any rights or obligations under any bonus already earned. No bonus may be awarded during any period of suspension or after termination of the Plan.

3. DETERMINATION OF PARTICIPANTS

     3.1 Eligible Individuals. An individual employed by the Company who has been notified by the Company’s HR department will be eligible to participate in the Plan. Notwithstanding the foregoing, an individual will not be eligible to participate in the Plan if the individual is on another incentive compensation plan (including, but not limited to, a Company sales commission plan). Individuals designated as participants will be referred to as “Participants.”

     3.2 Termination of Employee Status. For purposes of the Plan, and unless otherwise determined by the Plan Administrator it its discretion, an individual will be considered an employee for so long as such individual remains employed, on a full-time basis by the Company.

4. DETERMINATION OF AWARDS

     4.1 Amount of Target Bonus. The Plan Administrator will determine each Participant’s target bonus; provided, however, that the total amount of all target bonuses may not exceed an amount determined by the Plan Administrator.

     4.2 Performance Goals. A portion (as determined by Plan Administrator) of a target bonus will be earned by achieving individual or team goals (the “Individual Performance Portion”). The remaining portion of a target bonus will be earned if the Company meets Company-specific performance objectives (the “Company Performance Portion”). The allocation of the target bonus among the Individual Performance Portion and Company Performance Portion may be established by the Plan Administrator for all eligible Participants or individually for certain Participants.

          (a) Individual Performance Portion. Every Participant will develop and establish quarterly goals in conjunction with the Participant’s manager. The goals, recommended to be between three and five in number, must be approved by the Participant’s manager, who will assign relative weights to each goal.

          (b) Company Performance Portion. Annual Company goals, based on revenue and earnings per share and other criteria as may be determined by the Plan Administrator will be set by the Plan Administrator; provided, however, that no Company goal will be deemed achieved if pro-forma earnings per share is less than an amount set by the Company at the beginning of each year. Company goals may be amended or modified at any time (including the minimum threshold on pro-forma earnings per share).

5. PAYMENT OF AWARDS

     5.1 Individual Performance Portion. The Individual Performance Portion of a target bonus will be earned on a quarterly basis, based on the Participant’s achievement of his or her specified goals and the weightings assigned to each goal. A Participant must achieve a weighted average of at least 50% of his or her quarterly goals, as determined by and in the discretion of the Participant’s manager, to earn a payment. A Participant may earn no more than 100% of the Individual Performance Portion of his or her target bonus as a result of meeting or exceeding individual goals.

     5.2 Company Performance Portion. The Company Performance Portion of a target bonus will be earned on an annual basis, subject to the Company meeting the performance criteria established by the Plan Administrator pursuant to Section 4.2(b). A Participant may be entitled to payments in excess of target bonus amounts if the Company’s performance exceeds targets. A Participant must average at least a 50% rating with respect to his or her individual goals (over the course of the annual Company performance period) to be eligible to receive the Company Performance Portion.

     5.3 Pro-Rata Eligibility. Participants who become eligible during a quarter must be employed for at least two (2) months during the quarter to receive a quarterly bonus. Quarterly bonuses (the Individual Performance Portion) will be pro-rated based on the amount of time the Participant was bonus-eligible during the quarter. In addition, Participants who become eligible during the annual period during which Company performance is measured must have been an eligible individual for at least six (6) months prior to the end of the annual period to receive an annual bonus. Annual bonuses (the Company Performance Portion) will be pro-rated based on the amount of time the Participant was bonus-eligible during the annual period.

     5.4 Timing and Form of Payment. Bonuses will be paid as soon as administratively practicable after the end of the applicable period (quarterly or annually). A Participant must be employed on the last day of the applicable period to receive a payment. Payment will be made by payroll check, which is separate from the Participant’s regular payroll check, and will be subject to applicable federal, state and local tax withholding. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may decide at any time and for any reason, on a per-Participant basis, that bonuses may be reduced or no bonuses will be paid.

6. GENERAL PROVISIONS

     6.1 Funding Obligations. No amounts awarded or accrued under this Plan will actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay bonuses will at all times be an unfunded and unsecured obligation of the Company. Participants will have the status of general creditors and may look solely to the general assets of the Company for the payment of their bonuses.

     6.2 Transferability. No Participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.

     6.3 Beneficiaries. A Participant may designate a beneficiary to receive any bonuses earned up to the time of death. If such designation is not made, the beneficiary named for regular employee benefit plans will be deemed to be the name beneficiary.

     6.4 Continuing Employment Status. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself will be construed to grant any Participant the right to remain in the employ of the Company for any period of specific duration. Each eligible employee will remain an “at-will” employee, which means that either such eligible employee or the Company may terminate the employment relationship at any time for any reason, with or without cause.

     6.5 Integration. The Plan will be the full and complete agreement between the eligible employees and the Company on the terms described herein.

     6.6 Validity. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

     6.7 Applicable Law. The granting of bonuses under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan and all bonuses will be construed in accordance with and governed by the laws of the State of California, without regard to the conflict of law provisions.